 Exhibit (a)(1)(xi)
AMENDMENT NO. 4
TO
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING ORDINARY SHARES INCLUDING ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES
OF
SKY SOLAR HOLDINGS, LTD.
AT
$0.30 PER ORDINARY SHARE
AND
$6.00 PER AMERICAN DEPOSITARY SHARE
BY
SQUARE ACQUISITION CO.
A WHOLLY OWNED SUBSIDIARY OF
SQUARE LIMITED
Japan NK Investment K.K.
IDG-Accel China Capital L.P.
IDG-Accel China Capital Investors L.P.
Jolmo Solar Capital Ltd.
CES Holding Ltd.
Jing Kang
Bin Shi
Sino-Century HX Investments Limited
Kai Ding
TCL Transportation Holdings Limited
Esteem Venture Investment Limited
Mamaya Investments Ltd
Xanadu Investment (H.K.) Limited
Abdullateef A. AL-Tammar
Development Holding Company Ltd.
Bjoern Ludvig Ulfsson Nilsson

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON SEPTEMBER 8, 2020, UNLESS
THE OFFER IS EXTENDED.

This Amendment No. 4 (this “Amendment No. 4”) amends and supplements, as set forth below, the Offer to Purchase, dated July 6, 2020 (together with any amendments or supplements thereto, including Amendment No. 1 dated July 24, 2020, Amendment No. 2 dated July 27, 2020, Amendment No. 3 dated August 20, 2020 and this Amendment No. 4, the “Offer to Purchase”), relating to the Offer (as defined herein) made by Square Acquisition Co., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Purchaser”) and a wholly owned subsidiary of Square Limited, itself an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), which upon consummation of the Offer shall be wholly owned by Japan NK Investment K.K., a joint stock company organized under the laws of Japan (“JNKI”), IDG-Accel China Capital L.P., a limited partnership organized under the laws of the Cayman Islands (“IDG CC”), IDG-Accel China Capital Investors L.P., a limited partnership organized under the laws of the Cayman Islands (“IDG CCI”, and together with IDG CC,

“IDG”), Jolmo Solar Capital Ltd., a limited company organized under the laws of the British Virgin Islands (“Jolmo”), CES Holding Ltd., a limited company organized under the laws of Hong Kong (“CES”), Jing Kang, a natural person and citizen of Canada, Bin Shi, a natural person and citizen of the People’s Republic of China, Sino-Century HX Investments Limited, an exempted company with limited liability organized under the laws of the Cayman Islands (“SCHI”), Kai Ding, a natural person and citizen of the People’s Republic of China, TCL Transportation Holdings Limited, a limited company organized under the laws of the British Virgin Islands (“TCL”), Esteem Venture Investment Limited, a limited company organized under the laws of the British Virgin Islands (“Esteem”), Mamaya Investments Ltd, a limited company organized under the laws of the British Virgin Islands (“Mamaya”), Xanadu Investment (H.K.) Limited, a company incorporated with limited liability under the laws of Hong Kong (“Xanadu”), Abdullateef A. AL-Tammar, a natural person and citizen of Kuwait, Development Holding Company Ltd., an exempted company with limited liability organized under the laws of the Cayman Islands (“DHCL”) and Bjoern Ludvig Ulfsson Nilsson, a natural person and citizen of Sweden (JNKI, IDG, Jolmo, CES, Jing Kang, Bin Shi, SCHI, Kai Ding, TCL, Esteem, Mamaya, Xanadu, Abdullateef A. AL-Tammar, DHCL and Bjoern Ludvig Ulfsson Nilsson, collectively with Parent and Purchaser, the “Offeror Group”). Offeror Group offered to purchase all of the issued and outstanding ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) including all Ordinary Shares represented by American depositary shares (the “ADSs,” each representing twenty Ordinary Shares), of Sky Solar Holdings, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“SKYS” or the “Company”) not currently owned by Offeror Group (as well as 600,000 ADSs owned by Kai Ding and 146,499 ADSs owned by TCL, which shall be tendered in the Offer), at a price of $0.30 in cash per Ordinary Share, or $6.00 in cash per ADS, net to the seller in cash, without interest and less any ADS cancellation fees and other related fees and withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal for Ordinary Shares (the “Share Letter of Transmittal”) and the related letter of transmittal for ADSs (the “ADS Letter of Transmittal,” together with the Share Letter of Transmittal, “Letters of Transmittal”) which, together with any amendments or supplements, collectively constitute the “Offer.” All capitalized terms used but not defined in this Amendment No. 4 have the meanings ascribed to them in the Offer to Purchase.
This Amendment No. 4 should be read together with the Offer to Purchase and the Letters of Transmittal. All references to and requirements regarding the Offer to Purchase and the Letters of Transmittal shall be deemed to refer to the Offer to Purchase, as amended and supplemented by this Amendment No. 4, and the Letters of Transmittal, respectively. Except as set forth herein, all terms and conditions of the Offer remain unchanged and in full force and effect.
If you desire to tender your Ordinary Shares and/or ADSs pursuant to the Offer and you are required to deliver a Share Letter of Transmittal or an ADS Letter of Transmittal as described in the Offer to Purchase under “The Offer — 3. Procedures for Accepting the Offer and Tendering Shares,” you must still use the Share Letter of Transmittal or ADS Letter of Transmittal previously mailed to you. If you have already properly tendered your Ordinary Shares and/or ADSs pursuant to the Offer, you need not to take further action. Tenders of Ordinary Shares or ADSs (whether previously or hereafter delivered) may only be withdrawn in the manner described in the Offer to Purchase.
August 31, 2020

The Offer to Purchase is hereby amended and supplemented as follows:
All references to the expiration time of the Offer at “12:00 midnight, New York City time, at the end of the day on August 28, 2020” are hereby amended by deleting such words in their entirety and replacing them with “12:00 midnight, New York City time, at the end of the day on September 8, 2020 (as extended from previously scheduled expiration time at 12:00 midnight, New York City time, at the end of the day on August 28, 2020).”
The section of the Offer to Purchase entitled “Summary Term Sheet” is amended and supplemented as follows. The response set forth on page 2 in response to the question “What are the most significant conditions to the Offer?” is amended and supplemented to add the following paragraph in between the third and fourth paragraphs of such response:
“As of the previously scheduled expiration time of 12:00 midnight, New York City time, at the end of the day on August 28, 2020, all conditions to the Offer had been satisfied other than the Winding Up Petition Condition (defined below). The Tender Agent had advised the Offeror Group that, as of immediately prior to previously scheduled expiration time, a total of 73,459,796 Ordinary Shares (including Ordinary Shares represented by ADSs) had been validly tendered (and not validly withdrawn) pursuant to the Offer, representing approximately 17.5% of 419,546,494 outstanding Ordinary Shares of SKYS. Accordingly, the Minimum Condition would have been satisfied had the Offer expired at 12:00 midnight, New York City time, at the end of the day on August 28, 2020, as the validly tendered and not withdrawn Ordinary Shares (including Ordinary Shares represented by ADSs), together with the Ordinary Shares/ADSs registered in the name of the Offeror Group members, would have constituted approximately 91.5% of the total voting power represented by the outstanding Shares of SKYS exercisable in a general meeting of the Company. In addition, Notices of Guaranteed Delivery had been delivered for 9,409,080 Ordinary Shares (including Ordinary Shares represented by ADSs), representing approximately 2.2% of the outstanding Ordinary Shares of SKYS. However, the Offer is also subject to a condition that no petition or other similar proceeding shall have been filed and remain outstanding, and no order shall have been made or resolution adopted to wind up the Company” (the “Winding Up Petition Condition”). As disclosed under the Form 6-K filed by SKYS on August 31, 2020, on August 28, 2020, the Company was informed that Hudson Capital had purportedly filed a winding up petition in respect of SKYS (the “Winding Up Petition”) with the Cayman court. In light of the Winding Up Petition, the Offeror Group hereby waives the Winding Up Petition Condition and extends the Expiration Date of the Offer to 12:00 midnight, New York City time, at the end of the day on September 8, 2020.”
The section of the Offer to Purchase entitled “Summary Term Sheet” is amended and supplemented as follows. The response set forth on pages 3 and 4 in response to the question “Will the Offer be followed by a merger if all the Ordinary Shares are not tendered in the Offer?” is amended and supplemented to add the following two sentences prior to the final sentence of such response:
“Pursuant to the Companies Law, the Merger cannot be consummated for so long as the Winding Up Petition remaining outstanding, or if any order shall have been made or resolution adopted to wind up the Company (such proceedings, “Winding Up Proceedings”). The Offeror Group is monitoring the Winding Up Petition closely and intends to effect the Merger as promptly as practicable once any Winding Up Proceedings are no longer outstanding or in effect.”
The section of the Offer to Purchase entitled “Summary Term Sheet” is amended and supplemented as follows. The response set forth on page 4 in response to the question “If I decide not to tender, how will the Offer affect my Ordinary Shares/ADSs?” is amended and supplemented to add the following sentences prior to the final sentence of such response:
“Pursuant to the Companies Law, the Merger cannot be consummated for so long as the Winding Up Proceedings remain outstanding or in effect. The Offeror Group is monitoring the Winding Up Petition closely and intends to effect the Merger as promptly as practicable after any Winding Up Proceedings are no longer outstanding or in effect.”
The Section of the Offer to Purchase entitled “Special Factors — 4. Effects of the Offer” is amended and supplement as follows. The following sentences are added prior to the second to last sentence of the first paragraph:

“Pursuant to the Companies Law, the Merger cannot be consummated for so long as the Winding Up Proceedings remain outstanding or in effect. The Offeror Group is monitoring the Winding Up Petition closely and intends to effect the Merger as promptly as practicable after any Winding Up Proceedings are no longer outstanding or in effect.”
The section entitled “The Offer — 11. Conditions to the Offer” is amended and supplemented as follows. The following new paragraph is added prior to the last paragraph in the section:
“As of the previously scheduled expiration time of 12:00 midnight, New York City time, at the end of the day on August 28, 2020, all conditions to the Offer had been satisfied other than the Winding Up Petition Condition. The Tender Agent had advised the Offeror Group that, as of immediately prior to previously scheduled expiration time, a total of 73,459,796 Ordinary Shares (including Ordinary Shares represented by ADSs) had been validly tendered (and not validly withdrawn) pursuant to the Offer, representing approximately 17.5% of 419,546,494 outstanding Ordinary Shares of SKYS. Accordingly, the Minimum Condition would have been satisfied had the Offer expired at 12:00 midnight, New York City time, at the end of the day on August 28, 2020, as the validly tendered and not withdrawn Ordinary Shares (including Ordinary Shares represented by ADSs), together with the Ordinary Shares/ADSs registered in the name of the Offeror Group members, would have constituted approximately 91.5% of the total voting power represented by the outstanding Shares of SKYS exercisable in a general meeting of the Company. In addition, Notices of Guaranteed Delivery had been delivered for 9,409,080 Ordinary Shares (including Ordinary Shares represented by ADSs), representing approximately 2.2% of the outstanding Ordinary Shares of SKYS. However, in light of the Winding Up Petition, the Offeror Group hereby waives the Winding Up Petition Condition as set forth in (iv)(a) of the first paragraph of this section, and extends the Expiration Date of the Offer to 12:00 midnight, New York City time, at the end of the day on September 8, 2020.”
New paragraphs are added following the final paragraph under “The Offer — 13. Certain Legal Matters; Regulatory Approvals,” as follows:
“As disclosed under the Form 6-K filed by SKYS on August 31, 2020, on August 28, 2020, the Company was informed that Hudson Capital had purportedly filed a winding up petition in respect of SKYS (the “Winding Up Petition”) with the Cayman court. Accordingly, the condition to the Offer that “no petition or other similar proceeding shall have been filed and remain outstanding, and no order shall have been made or resolution adopted to wind up the Company” (the “Winding Up Petition Condition”) was not satisfied or waived as of immediately prior to the scheduled expiration time of 12:00 midnight, New York City time, at the end of the day on August 28, 2020. See “The Offer — 11. Conditions to the Offer.”
In light of the Winding Up Petition, the Offeror Group has deemed it appropriate to waive the Winding Up Petition Condition and extend the Expiration Date of the Offer to 12:00 midnight, New York City time, at the end of the day on September 8, 2020. The Offeror Group continues to monitor developments regarding the Winding Up Petition closely, and in connection therewith intends to promptly amend the Offeror Group Submissions, including this Offer to Purchase, and disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.”